Levy Cohen & Co.

Registered Auditors

37 Broadhurst Gardens, London NW6 3QT

Tel: 020 - 7624 2251 Fax: 020 - 7372 2328
E - mail: lc@levy-cohen.co.uk

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form F-3 and related Prospectus of Magic Software Enterprises Ltd. and to the incorporation by reference therein of our reports dated January 30, 2013, with respect to the consolidated financial statements of Magic Software Enterprises UK Ltd. for the period ended December 31, 2012 of, included in the Annual Report (Form 20-F) of Magic Software Enterprises Ltd., for the year ended December 31, 2012., filed with the Securities and Exchange Commission.

Yours sincerely,
LEVY COHEN & CO.

Registered Auditors and Certified
Public Accountants

4 November 2013

6587423.1